Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference and in the Registration Statements on Form S-8 (Nos. 333-202455, 333-180324, 333-159211, 333-149281, 333-141660, 333-133332, 333-112728, 333-109809 and 333-102509) of PDF Solutions, Inc. of our reports dated March 7, 2019 relating to the consolidated financial statements as of and for the year ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018, which appear in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

March 7, 2019